Exhibit 99.1

Glossary of Commonly Used Terms, Abbreviations and Measurements

Allowance for Funds Used During Construction or AFUDC – carrying costs for the construction of certain long-lived regulated assets are capitalized and amortized over the related assets' estimated useful lives. The capitalized amount for construction of regulated assets includes interest cost and a designated cost of equity for financing the construction of these regulated assets.

British thermal unit – a measure of the amount of energy required to raise the temperature of one pound of water one degree Fahrenheit.

gas – all references to "gas" refer to natural gas.

throughput – the volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

Abbreviations	Measurements
CERCLA – Comprehensive Environmental Response, Compensation and Liability Act	Btu = one British thermal unit
DOT – U.S. Department of Transportation	BBtu = billion British thermal units
FERC – Federal Energy Regulatory Commission	Bcf = billion cubic feet
NGA – Natural Gas Act of 1938	Dth = dekatherm or million British thermal units
NGPA – Natural Gas Policy Act of 1978	Mcf = thousand cubic feet
NYSE – New York Stock Exchange	MMcf = million cubic feet
PHMSA – Pipeline and Hazardous Materials Safety Administration of the DOT
RCRA – Resource Conservation and Recovery Act
SEC – Securities and Exchange Commission
Item 1. Business
The combined financial statements of EQT Midstream Partners, LP (EQM) have been retrospectively recast to include the pre-acquisition results of (i) Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition), (ii) Allegheny Valley Connector, LLC (AVC), Rager Mountain Storage Company LLC (Rager) and certain gathering assets located in southwestern Pennsylvania and northern West Virginia (the Gathering Assets), which were acquired by EQM effective on October 1, 2016, and (iii) the Northern West Virginia Marcellus gathering system (NWV Gathering), which was acquired by EQM on March 17, 2015, as these were businesses and the transactions were between entities under common control. All recasts are for the periods the acquired businesses were under common control of EQT Corporation (EQT), which was all pre-acquisition periods except the May 2018 Acquisition as ROM, Strike Force and Rice WV were acquired by EQT on November 13, 2017. All references in this Current Report on Form 8-K to "EQM" refer to EQM in its individual capacity or to EQM and its combined subsidiaries, as the context requires. All references in this Current Report on Form 8-K to "EQT" refer to EQT Corporation in its individual capacity or to EQT and its consolidated subsidiaries, as the context requires.
Overview
EQT Midstream Partners, LP (NYSE: EQM) is a growth-oriented limited partnership formed by EQT Corporation (NYSE: EQT) to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides midstream services to EQT and multiple third parties in Pennsylvania, West Virginia and Ohio through its two primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines, and the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets. EQM provides a substantial majority of its natural gas gathering, transmission and storage services under contracts with long-term, firm reservation and/or usage fees. This contract structure enhances the stability of EQM's cash flows and limits its direct exposure to commodity price risk. For the year ended December 31, 2017, approximately 89% of EQM's revenues were generated from capacity reservation charges under long-term firm contracts. Including contracts associated with expected future capacity from expansion projects that are not yet fully constructed but for which EQM has entered into firm contracts, firm gathering contracts had a weighted average remaining term of approximately 8 years and firm transmission and storage contracts had a weighted average remaining term of approximately 15 years as of December 31, 2017, in each case based on total projected contracted revenues. EQM's operations are primarily focused in southwestern Pennsylvania, northern West

Virginia and eastern Ohio, a strategic location in the natural gas shale plays known as the Marcellus, Utica and Upper Devonian Shales. This same region is also the primary operating area of EQT, EQM's largest customer. EQT accounted for approximately 73% of EQM's revenues generated for the year ended December 31, 2017.
Midstream Streamlining Transactions
May 2018 Acquisition and Gulfport Transaction
On April 25, 2018, EQT, Rice Midstream Holdings LLC, a wholly owned subsidiary of EQT, EQM and EQM Gathering Holdings, LLC (EQM Gathering), a wholly owned subsidiary of EQM, entered into a Contribution and Sale Agreement pursuant to which EQM Gathering acquired from EQT all of EQT's interests in ROM, Strike Force and Rice WV in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary purchase price adjustments. ROM owns a natural gas gathering system including approximately 80 miles of natural gas gathering pipelines and compressor stations that transport gas from wells located primarily in Belmont County, Ohio. Strike Force owns a 75% limited liability company interest in Strike Force Midstream LLC (Strike Force Midstream). Strike Force Midstream owns natural gas gathering assets to support dry gas Utica Shale development in Belmont and Monroe Counties, Ohio, and includes approximately 70 miles of natural gas gathering pipelines and 17,000 horsepower of compression. Rice WV owns approximately 31 miles of right-of-way assets. The May 2018 Acquisition closed on May 22, 2018 with an effective date of May 1, 2018.
On May 1, 2018, pursuant to the Purchase and Sale Agreement dated April 25, 2018, by and among EQM, EQM Gathering, Gulfport Energy Corporation (Gulfport) and an affiliate of Gulfport, EQM Gathering acquired the remaining 25% limited liability company interest in Strike Force Midstream not owned by Strike Force for $175 million (the Gulfport Transaction). As a result, EQM owned 100% of Strike Force Midstream effective as of May 1, 2018.
EQM-RMP Merger
On April 25, 2018, EQM entered into an Agreement and Plan of Merger (the Merger Agreement) with Rice Midstream Partners LP (RMP) (NYSE: RMP), Rice Midstream Management LLC, the general partner of RMP (the RMP General Partner), EQT Midstream Services, LLC, the general partner of EQM (the EQM General Partner), EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM (GP Merger Sub), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Merger Agreement, Merger Sub and GP Merger Sub will merge with and into RMP and the RMP General Partner, respectively, with RMP and the RMP General Partner surviving as wholly owned subsidiaries of EQM (the Mergers). Pursuant to the Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the Mergers will be converted into the right to receive 0.3319 EQM common units.
The completion of the Mergers is subject to the satisfaction or waiver of certain customary closing conditions, including, but not limited to: (i) approval of the Merger Agreement by RMP's unitholders holding a majority of the outstanding RMP common units and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. As a result of the Mergers, RMP's common units will no longer be publicly traded. EQM expects to complete the Mergers during the third quarter of 2018.
Business Segments
Gathering Business Segment. As of December 31, 2017, EQM's gathering system included approximately 450 miles of high pressure gathering lines with approximately 2.3 Bcf per day of total firm contracted gathering capacity, compression of approximately 220,000 horsepower and multiple interconnect points with EQM's transmission and storage system. EQM's gathering system also included approximately 1,500 miles of FERC-regulated low pressure gathering lines. Gathering revenues represented approximately 56%, 54% and 53% of total revenues for the years ended December 31, 2017, 2016 and 2015, respectively.
In the ordinary course of its business, EQM pursues gathering expansion projects for affiliates and third party producers. EQM invested approximately $226 million on gathering projects in 2017 that added approximately 475 MMcf per day of firm gathering capacity in southwestern Pennsylvania. This included the final phase of the header pipeline for Range Resources Corporation (Range Resources), which was placed in-service during the second quarter of 2017. The system now provides total firm gathering capacity of 600 MMcf per day at a total project cost of approximately $240 million. This and other expansion projects, primarily for affiliates, supported increased gathered volumes of 23% and gathering revenues of 21% in 2017. In 2018, EQM estimates capital expenditures of approximately $510 million on gathering expansion projects, primarily driven by wellhead and header projects in Pennsylvania, West Virginia and Ohio, including commencing preliminary construction activities on the Hammerhead project, a 1.2 Bcf per day gathering header pipeline connecting Pennsylvania and West Virginia production to the Mountain Valley Pipeline (MVP).
EQM provides gathering services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a firm reservation fee, which is recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is gathered. If there is available system capacity, customers can flow gas above the firm commitment volumes for a usage charge per unit at a rate that is generally the same or lower than the firm capacity charge per unit. EQM has firm gas gathering agreements in high pressure development areas with approximately 2.3 Bcf per day of total firm contracted gathering capacity as of December 31, 2017. Including expected future capacity from expansion projects that are not yet fully constructed but for which EQM had entered into firm gathering agreements, approximately 2.4 Bcf per day of firm gathering capacity was subscribed under firm gathering contracts as of December 31, 2017. EQM provides interruptible service through long-term, fixed price per unit contracts primarily by charging a fixed price per unit for volumes of natural gas gathered. On EQM's low pressure regulated gathering system, the typical gathering agreement is interruptible and has a one year term with month-to-month roll over provisions terminable upon at least 30 days notice. The rates for gathering service on the regulated system are based on the maximum posted tariff rate and assessed on actual receipts into the gathering system. EQM generally does not take title to the natural gas gathered for its customers but retains a percentage of wellhead natural gas receipts to recover natural gas used to run its compressor stations and other requirements on all of its gathering systems.
EQM has acreage dedications pursuant to which EQM has the right to elect to transport on its gathering systems all natural gas produced from wells drilled by its customers under an area covering approximately 40,000 acres through agreements with EQT, approximately 68,000 acres through its acquisition of ROM and approximately 98,000 acres through its acquisition of Strike Force. EQM also has an area of mutual interest agreement of approximately 40,000 acres in Washington County, PA through a third party agreement.
Gathering System

Portage
Mahoning
Clarion
Jefferson
Lawrence
Butler
Clearfield
Stark
Armstrong
Columbiana
Beaver
Carroll
Hancock
Indiana
Allegheny
Pittsburgh
PA
Cambria
Jefferson
OH
Harrison
Greensburg
Westmoreland
Brooke
Washington
Ohio
Guernsey
Belmont
Somerset
Bedford
Noble
Fayette
Marshall
Waynesburg
Greene
Monroe
Allegany
Morgantown
Wetzel
Monongalia
Garrett
Fairmont
Washington
Tyler
Marion
Preston
Pleasants
Mineral
Taylor
Hampshire
Harrison
Wood
Grant
Doddridge
Ritchie
Barbour
Tucker
Lewis
Hardy
Wirt
WV
Gilmer
Calhoun
Upshur
Randolph
Shenandoah
Roane
Braxton
Pendleton
Rockingham
VA
Clay
Webster
Page
Highland
Pocahontas
Nicholas
Kanawha
Compressor Station
Existing Gathering

Transmission Business Segment. As of December 31, 2017, EQM's transmission and storage system included an approximately 950-mile FERC-regulated interstate pipeline that connects to seven interstate pipelines and to local distribution companies (LDCs). The transmission system is supported by 18 associated natural gas storage reservoirs with approximately 645 MMcf per day of peak withdrawal capacity, 43 Bcf of working gas capacity and 41 compressor units, with total throughput capacity of approximately 4.4 Bcf per day and compression of approximately 120,000 horsepower as of December 31, 2017. Revenues associated with EQM's transmission and storage system represented approximately 44%, 46% and 47% of its total revenues for the years ended December 31, 2017, 2016 and 2015, respectively.
In the ordinary course of its business, EQM pursues transmission projects aimed at profitably increasing system capacity. EQM invested approximately $111 million on transmission and storage system infrastructure in 2017. Revenues in 2017 increased by approximately $37 million or 11% compared to 2016. In 2018, EQM will focus on the following transmission projects:

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Mountain Valley Pipeline. Mountain Valley Pipeline, LLC (MVP Joint Venture) is a joint venture with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., WGL Holdings, Inc. and RGC Resources, Inc. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of December 31, 2017. The 42 inch diameter MVP has a targeted capacity of 2.0 Bcf per day and is estimated to span 300 miles extending from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia, providing access to the growing Southeast demand markets. As currently designed, the MVP is estimated to cost a total of approximately $3.5 billion, excluding AFUDC, with EQM funding its proportionate share through capital contributions made to the MVP Joint Venture. In 2018, EQM expects to provide capital contributions of $1.0 billion to $1.2 billion to the MVP Joint Venture. The MVP Joint Venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms, including an initial 1.29 Bcf per day firm capacity commitment by EQT, and is currently in negotiation with additional shippers who have expressed interest in the MVP project.

In October 2017, the FERC issued the Certificate of Public Convenience and Necessity for the MVP project. In early 2018, the MVP Joint Venture received limited notice to proceed with certain construction activities from the FERC. The MVP Joint Venture commenced construction on the MVP in the first quarter of 2018. The MVP is targeted to be placed in-service during the fourth quarter of 2018.

In April 2018, the MVP Joint Venture announced the MVP Southgate project, a proposed 70-mile interstate pipeline that will extend from the MVP at Pittsylvania County, Virginia to new delivery points in Rockingham and Alamance Counties, North Carolina. The MVP Southgate project is anchored by a firm capacity commitment from PSNC Energy. The preliminary MVP Southgate project cost estimate is $350 million to $500 million, which is expected to be spent in 2019 and 2020. EQM is expected to have between 33% and 48% ownership in the MVP Southgate project and will operate the pipeline. Subject to approval by the FERC, the MVP Southgate has a targeted in-service date of the fourth quarter 2020.

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Transmission Expansion. In 2018, EQM estimates capital expenditures of approximately $100 million for other transmission expansion projects, primarily attributable to the Equitrans Expansion project. The Equitrans Expansion project is designed to provide north-to-south capacity on the mainline Equitrans system for deliveries to the MVP.

EQM generally does not take title to the natural gas transported or stored for its customers and provides transmission and storage services in two manners: firm service and interruptible service. The fixed monthly fee under a firm contract is referred to as a capacity reservation fee, which is recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported or stored. In addition to capacity reservation fees, EQM may also collect usage fees when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. Where applicable, the usage fees are assessed on the actual volume of natural gas transported on the system. A firm customer is billed an additional usage fee on volumes in excess of firm capacity when the level of natural gas received for delivery from the customer exceeds its reserved capacity. Customers are not assured capacity or service for volumes in excess of firm capacity on the applicable pipeline as these volumes have the same priority as interruptible service.
Under interruptible service contracts, customers pay usage fees based on their actual utilization of assets. Customers that have executed interruptible contracts are not assured capacity or service on the applicable systems. To the extent that physical capacity that is contracted for firm service is not fully utilized or excess capacity that has not been contracted for service exists, the system can allocate such capacity to interruptible services.

Including expected future capacity from expansion projects that are not yet fully constructed but for which EQM has entered into firm contracts, approximately 5.1 Bcf per day of transmission capacity and 31.3 Bcf of storage capacity, respectively, were subscribed under firm transmission and storage contracts as of December 31, 2017.
As of December 31, 2017, approximately 89% of EQM's contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under its tariff. Approximately 9% of EQM's contracted transmission firm capacity was subscribed at the recourse rates under its tariff, which are the maximum rates an interstate pipeline may charge for its services under its tariff. The remaining 2% of EQM's contracted transmission firm capacity was subscribed at discounted rates, which are less than the maximum rates an interstate pipeline may charge for its services under its tariff.
EQM has an acreage dedication from EQT pursuant to which EQM has the right to elect to transport on its transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. EQT has a significant natural gas drilling program in these areas.
Transmission and Storage System

The following table provides a revenue breakdown by EQM business segment for the year ended December 31, 2017:

	Revenue Composition %
	Firm Contracts		Interruptible Contracts
	Capacity Reservation	Usage	Usage
	Charges	Charges	Fees	Total
Gathering	48%	4%	4%	56%
Transmission	41%	2%	1%	44%
For the year ended December 31, 2017, approximately 89% of total revenues were derived from firm reservation fees. As a result, EQM believes that short and medium term declines in volumes of gas produced, gathered, transported or stored on its systems will not have a significant impact on its results of operations, liquidity, financial position or ability to pay distributions because these firm reservation fees are paid regardless of volumes supplied to the system by customers. Longer term price declines could have an impact on customer creditworthiness and related ability to pay firm reservation fees under long-term contracts which could impact EQM's results of operations, liquidity, financial position or ability to pay distributions to its unitholders. Additionally, long term declines in gas production in EQM's areas of operations would limit EQM's growth potential.
Strategy
EQM's principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing stability of its business. EQM expects to achieve its principal business objective through the following business strategies:

•
Capitalizing on economically attractive organic growth opportunities. EQM believes organic growth will be a key driver of growth in the future. EQM expects to grow its systems over time by meeting EQT's and third party customers' midstream service needs that result from their drilling activity in EQM's areas of operations. Further, EQM believes it has a competitive advantage in pursuing economically attractive organic expansion projects in its areas of operations as a result of its strategically located assets which cover portions of the Marcellus, Utica and Upper Devonian Shales that lack substantial natural gas pipeline infrastructure.

•
Increasing access to existing and new delivery markets. EQM is actively working to increase delivery interconnects with interstate pipelines, neighboring LDCs, large industrial facilities and electric generation plants in order to increase access to existing and new markets for natural gas consumption. In 2015, EQM began several multi-year transmission projects to support Marcellus, Utica and Upper Devonian Shale development, including the Ohio Valley Connector (OVC), the Equitrans Expansion project and the MVP. The OVC was placed in-service during the fourth quarter of 2016, providing shippers access to the Midwest markets. The Equitrans Expansion project is designed to provide north-to-south capacity on the mainline Equitrans system for deliveries to the MVP. This project and the MVP are expected to be constructed in 2018 and together will further diversify the market access on Equitrans by providing 2 Bcf per day of capacity to the growing Southeast demand markets.  EQM is also executing on the Hammerhead project.

•	Pursuing accretive acquisitions from third parties. EQM will evaluate and may pursue accretive acquisition opportunities from third parties to expand its existing operations as they become available.

•
Attracting additional third party customers. EQM actively markets its midstream services to, and pursues strategic relationships with, third party producers and demand driven customers in order to attract additional volumes and/or expansion opportunities. EQM believes that its connectivity to interstate pipelines as well as its position as an early developer of midstream infrastructure within certain areas of the Marcellus, Utica and Upper Devonian Shales, will allow EQM to capture additional third party volumes in the future and attract additional demand customers who want access to the Appalachian Basin.

•
Focusing on stable, fixed-fee business. EQM intends to pursue additional opportunities to provide fixed-fee or fixed price per unit gathering, transmission and storage services to EQT and third parties. This contract structure enhances the stability of EQM's cash flows and limits its direct exposure to commodity price risk. EQM will focus on obtaining additional long-term commitments from customers, which may include reservation-based fees, volume commitments and acreage dedications.

EQM's Relationship with EQT
EQT is an integrated energy company, with an emphasis on natural gas production, gathering and transmission. EQT conducts its business through five business segments: EQT Production, EQM Gathering, EQM Transmission, RMP Gathering and RMP Water. EQT Production is the largest natural gas producer in the United States, based on average daily sales volumes, with 21.4 Tcfe of proved natural gas, NGLs and crude oil reserves across approximately 4.0 million gross acres, including approximately 1.1 million gross acres in the Marcellus play, many of which have associated deep Utica and/or Upper Devonian drilling rights, and approximately 0.1 million gross acres in the Ohio Utica play as of December 31, 2017. EQM Gathering and EQM Transmission provide gathering, transmission and storage services for EQT's produced gas, as well as for independent third parties across the Appalachian Basin through EQM. RMP Gathering provides natural gas gathering and compression services primarily to EQT in the dry gas core of the Marcellus Shale in southwestern Pennsylvania through RMP. RMP Water provides water services that support well completion activities and collects and recycles or disposes of flowback and produced water for EQT and third parties in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio through RMP.
As of December 31, 2017, EQT GP Holdings, LP (NYSE: EQGP) and its subsidiaries (EQGP) owned a 1.8% general partner interest in EQM, all of the incentive distribution rights (IDRs) in EQM and a 26.6% limited partner interest in EQM. As of December 31, 2017, EQT held a 90.1% limited partner interest in EQGP and 100% of the non-economic general partner interest in EQGP. As of June 12, 2018, EQGP owned a 1.6% general partner interest in EQM, all of the IDRs in EQM and a 24.8% limited partner interest in EQM, and EQT owned a 6.7% limited partner interest in EQM. As of June 12, 2018, EQT owned a 91.3% limited partner interest in EQGP and 100% of the non-economic general partner interest in EQGP.
EQM's relationship with EQT is also a source of potential conflicts. For example, EQT is not restricted from competing with EQM, whether directly or indirectly. In addition, all of the executive officers and five of the directors of the EQM General Partner, also serve as officers and/or directors of EQT, all of the executive officers and five of the directors of the EQM General Partner also serve as officers and/or directors of EQT GP Services, LLC, the general partner of EQGP, and all of the executive officers and four of the directors of the EQM General Partner also serve as officers and/or directors of the RMP General Partner. These individuals face conflicts of interest, which include the allocation of their time among EQM, EQT, EQGP and RMP. For a description of EQM's relationships with EQT, please read Item 13, "Certain Relationships and Related Transactions, and Director Independence" in EQM's Annual Report on Form 10-K for the year ended December 31, 2017.
 Markets and Customers
EQT accounted for approximately 73%, 75% and 73% of EQM's total revenues for the years ended December 31, 2017, 2016 and 2015, respectively. For the years ended December 31, 2017, 2016 and 2015, PNG Companies, LLC and its affiliates, an LDC, accounted for approximately 11%, 12% and 14% of EQM's total revenues, respectively.
Gathering Customers. EQM's gathering system has approximately 2,250 receipt points with natural gas producers. EQT represented approximately 88%, 96% and 96% of EQM's gathering revenues for the years ended December 31, 2017, 2016 and 2015, respectively.
Transmission Customers. EQM provides natural gas transmission and storage services for EQT and third parties, predominantly consisting of LDCs, marketers, producers and commercial and industrial users that EQM believes to be creditworthy. EQM's transmission system provides these customers with access to adjacent markets in Pennsylvania, West Virginia and Ohio and also provides access to the Mid-Atlantic, Northeastern, Midwestern and Gulf Coast markets in the United States through 6.5 Bcf per day of delivery interconnect capacity with major interstate pipelines as of December 31, 2017. EQM provides storage services to a mix of customers, including marketers and LDCs.
For the years ended December 31, 2017, 2016 and 2015, EQT and its affiliates accounted for approximately 54%, 51% and 47%, respectively, of EQM's transmission and storage revenues. Additionally, for the years ended December 31, 2017, 2016 and 2015, PNG Companies, LLC and its affiliates accounted for approximately 26%, 27% and 29% of EQM's transmission and storage revenues.
Competition
Key competitors for new gathering systems include companies that own major natural gas pipelines, independent gas gatherers and integrated energy companies. Some of EQM's competitors have capital resources and control supplies of natural gas greater than it does.
Competition for natural gas transmission and storage volumes is primarily based on rates, customer commitment levels, timing, performance, commercial terms, reliability, service levels, location, reputation and fuel efficiencies. EQM's principal competitors in its natural gas transmission and storage market include companies that own major natural gas pipelines. In addition, EQM competes with companies that are building high pressure gathering facilities that are not subject to FERC jurisdiction to move volumes to interstate pipelines. EQT also owns high pressure gathering facilities and in the future may construct additional high pressure gathering facilities and natural gas transmission pipelines. Major natural gas transmission companies that compete with EQM also have existing storage facilities connected to their transmission systems that compete with certain of EQM's storage facilities.
Regulatory Environment
FERC Regulation. EQM's interstate natural gas transmission and storage operations are regulated by the FERC under the NGA, the NGPA and the Energy Policy Act of 2005. EQM's regulated system operates under tariffs approved by the FERC that establish rates, cost recovery mechanisms and the terms and conditions of service to its customers. Generally, the FERC's authority extends to:
•                   rates and charges for natural gas transmission, storage and FERC-regulated gathering services;
•                   certification and construction of new interstate transmission and storage facilities;
•                   abandonment of interstate transmission and storage services and facilities;
•                   maintenance of accounts and records;
•                   relationships between pipelines and certain affiliates;
•                   terms and conditions of services and service contracts with customers;
•                   depreciation and amortization policies;
•                   acquisition and disposition of interstate transmission and storage facilities; and
•                   initiation and discontinuation of interstate transmission and storage services.
EQM holds certificates of public convenience and necessity for its transmission and storage system issued by the FERC pursuant to Section 7 of the NGA covering rates, facilities, activities and services. These certificates require EQM to provide open-access services on its interstate pipeline and storage facilities on a non-discriminatory basis to all customers that qualify under the FERC gas tariffs. In addition, under Section 8 of the NGA, the FERC has the power to prescribe the accounting treatment of certain items for regulatory purposes. Thus, the books and records of EQM's interstate pipeline and storage facilities may be periodically audited by the FERC.
The FERC regulates the rates and charges for transmission and storage in interstate commerce. Under the NGA, rates charged by interstate pipelines must be just and reasonable.
The recourse rate that EQM may charge for its services is established through the FERC's cost-of-service ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of providing that service including recovery of and a return on the pipeline's actual prudent historical cost of investment. Key determinants in the ratemaking process include the depreciated capital costs of the facilities, the costs of providing service, the allowed rate of return and income tax allowance, as well as volume throughput and contractual capacity commitment assumptions. The maximum applicable recourse rates and terms and conditions for service are set forth in the pipeline's FERC-approved tariff. Rate design and the allocation of costs also can impact a pipeline's profitability. While the ratemaking process establishes the maximum rate that can be charged, interstate pipelines such as EQM's transmission and storage system are permitted to discount their firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not "unduly discriminate." In addition, pipelines are allowed to negotiate different rates with their customers, as described later in this section.
Pursuant to the NGA, changes to rates or terms and conditions of service can be proposed by a pipeline company under Section 4 of the NGA, or the existing interstate transmission and storage rates or terms and conditions of service may be challenged by a complaint filed by interested persons including customers, state agencies or the FERC under Section 5 of the NGA. Rate increases proposed by a pipeline may be allowed to become effective subject to refund and/or a period of suspension, while rates or terms and conditions of service which are the subject of a complaint under Section 5 of the NGA are subject to prospective change by the FERC. Rate increases proposed by a regulated interstate pipeline may be challenged and such increases may ultimately be rejected by the FERC. Any successful challenge against existing or proposed rates charged for EQM's transmission and storage services could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make distributions to its unitholders.
EQM's interstate pipeline may also use negotiated rates which could involve rates above or below the recourse rate or rates that are subject to a different rate structure than the rates specified in EQM's interstate pipeline tariffs, provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. A prerequisite for allowing the negotiated rates is that negotiated rate customers must have had the option to take service under the pipeline's recourse rates. As of December 31, 2017, approximately 89% of the system's contracted firm transportation capacity was committed under negotiated rate contracts. Some negotiated rate transactions are designed to fix the negotiated rate for the term of the firm transportation agreement and the fixed rate is generally not subject to adjustment for increased or decreased costs occurring during the contract term.
FERC regulations also extend to the terms and conditions set forth in agreements for transmission and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline's FERC-approved tariff. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement, require EQM to seek modification of the agreement or require EQM to modify its applicable tariff so that the non-conforming provisions are generally available to all customers.
FERC Regulation of Gathering Rates and Terms of Service. While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, it has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline's own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transmission facilities. EQM maintains rates and terms of service in its tariff for unbundled gathering services performed on its gathering facilities in connection with the transmission service. Just as with rates and terms of service for transmission and storage services, EQM's rates and terms of services for its FERC-regulated low pressure gathering system may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service EQM proposes for its FERC-regulated low pressure gathering service may be protested, and such increases or changes can be delayed and may ultimately be rejected by the FERC.
Section 1(b) of the NGA exempts certain natural gas gathering facilities from regulation by the FERC under the NGA. EQM believes that its high pressure gathering systems meet the traditional tests the FERC has used to establish a pipeline's status as an exempt gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is often the subject of litigation in the industry, so the classification and regulation of these systems are subject to change based on future determinations by the FERC, the courts or the U.S. Congress.
Pipeline Safety and Maintenance. EQM's interstate natural gas pipeline system is subject to regulation by PHMSA. PHMSA has established safety requirements pertaining to the design, installation, testing, construction, operation and maintenance of gas pipeline facilities, including requirements that pipeline operators develop a written qualification program for individuals performing covered tasks on pipeline facilities and implement pipeline integrity management programs. These integrity management plans require more frequent inspections and other preventive measures to ensure safe operation of oil and natural gas transportation pipelines in "high consequence areas," such as high population areas or facilities that are hard to evacuate and areas of daily concentrations of people.
Notwithstanding the investigatory and preventative maintenance costs incurred in EQM's performance of customary pipeline management activities, EQM may incur significant additional expenses if anomalous pipeline conditions are discovered or more stringent pipeline safety requirements are implemented. For example, in April 2016, PHMSA published a notice of proposed rulemaking addressing several integrity management topics and proposing new requirements to address safety issues for natural gas transmission and gathering lines. The proposed rule would strengthen existing integrity management requirements, expand assessment and repair requirements to pipelines in areas with medium population densities and extend regulatory requirements to onshore gas gathering lines that are currently exempt. Further, in June 2016, President Obama signed the Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (2016 Pipeline Safety Act), extending PHMSA's statutory mandate under prior legislation through 2019. In addition, the 2016 Pipeline Safety Act empowered PHMSA to address imminent hazards by imposing emergency restrictions, prohibitions and safety measures on owners and operators of gas or hazardous liquid pipeline facilities without prior notice or an opportunity for a hearing and also required PHMSA to develop new safety standards for natural gas storage facilities by June 2018. Pursuant to those provisions of the 2016 Pipeline Safety Act, in October 2016 and December 2016, PHMSA issued two separate Interim Final Rules that expanded the agency's authority to impose emergency restrictions, prohibitions and safety measures and strengthened the rules related to underground natural gas storage facilities, including well integrity, wellbore tubing and casing integrity. The December 2016 Interim Final Rule, relating to underground gas storage facilities, went into effect in January 2017, with a compliance deadline in January 2018. PHMSA determined, however, that it will not issue enforcement citations to any operators for violations of provisions of the December 2016 Interim Final Rule that had previously been non-mandatory provisions of American Petroleum Institute Recommended Practices 1170 and 1171 until one year after PHMSA issues a final rule. In October 2017, PHMSA formally reopened the comment period on the December 2016 Interim Final Rule in response to a petition for reconsideration, with comments due in November 2017. Additionally, in January 2017, PHMSA announced a new final rule regarding hazardous liquid pipelines, which increases the quality and frequency of tests that assess the condition of pipelines, requires operators to annually evaluate the existing protective measures in place for pipeline segments in high consequence areas (HCAs), extends certain leak detection requirements for hazardous liquid pipelines not located in HCAs, and expands the list of conditions that require immediate repair. However, it is unclear when or if this rule will go into effect because, on January 20, 2017, the Trump Administration requested that all regulations that had been sent to the Office of the Federal Register, but were not yet published, be immediately withdrawn for further review. Accordingly, this rule has not become effective through publication in the Federal Register. EQM is monitoring and evaluating the effect of these and other emerging requirements on its operations.
States are generally preempted by federal law in the area of pipeline safety, but state agencies may qualify to assume responsibility for enforcing federal regulations over intrastate pipelines. They may also promulgate additive pipeline safety regulations provided that the state standards are at least as stringent as the federal standards. Although many of EQM's natural gas facilities fall within a class that is not subject to integrity management requirements, EQM may incur significant costs and liabilities associated with repair, remediation, preventive or mitigation measures associated with its non-exempt transmission pipelines. The costs, if any, for repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down EQM's pipelines during the pendency of such actions, could be material.
Should EQM fail to comply with DOT regulations adopted under authority granted to PHMSA, it could be subject to penalties and fines. PHMSA has the statutory authority to impose civil penalties for pipeline safety violations up to a maximum of approximately $200,000 per day for each violation and approximately $2 million for a related series of violations. This maximum penalty authority established by statute will continue to be adjusted periodically to account for inflation. In addition, EQM may be required to make additional maintenance capital expenditures in the future for similar regulatory compliance initiatives that are not reflected in its forecasted maintenance capital expenditures.
EQM believes that its operations are in substantial compliance with all existing federal, state and local pipeline safety laws and regulations. However, the adoption of new laws and regulations, such as those proposed by PHMSA, could result in significant added costs or delays in service or the termination of projects, which could have a material adverse effect on EQM in the future.
Environmental Matters
General. EQM's operations are subject to stringent federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations can restrict or impact EQM's business activities in many ways, such as:

•	requiring the acquisition of various permits to conduct regulated activities;

•	requiring the installation of pollution-control equipment or otherwise restricting the way EQM can handle or dispose of its wastes;

•	limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species; and

•	requiring investigatory and remedial actions to mitigate or eliminate pollution conditions caused by EQM's operations or attributable to former operations.
In addition, EQM's operations and construction activities are subject to county and local ordinances that restrict the time, place or manner in which those activities may be conducted so as to reduce or mitigate nuisance-type conditions, such as, for example, excessive levels of dust or noise or increased traffic congestion.
Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining future operations or imposing additional compliance requirements. Also, certain environmental statutes impose strict, and in some cases joint and several, liability for the cleanup and restoration of sites where hydrocarbons or wastes have been disposed or otherwise released. Consequently, EQM may be subject to environmental liability at its currently owned or operated facilities for conditions caused by others prior to its involvement.
EQM has implemented programs and policies designed to keep its pipelines and other facilities in compliance with existing environmental laws and regulations, and EQM does not believe that its compliance with such legal requirements will have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions to its unitholders. Nonetheless, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be significantly in excess of the amounts EQM currently anticipates. For example, in October 2015, the Environmental Protection Agency (EPA) revised the National Ambient Air Quality Standards (NAAQS) for ozone from 75 parts per billion for the current 8 hour primary and secondary ozone standards to 70 parts per billion for both standards. The EPA may designate the areas in which EQM operates as nonattainment areas. States that contain any areas designated as nonattainment areas will be required to develop implementation plans demonstrating how the areas will attain the applicable standard within a prescribed period of time. These plans may require the installation of additional equipment to control emissions. In addition, in May 2016, the EPA finalized rules that impose volatile organic compound and methane emissions limits (and collaterally reduce methane emissions) on certain types of compressors and pneumatic pumps, as well as requiring the development and implementation of leak monitoring plans for compressor stations. The EPA announced its intention to reconsider certain of the rules in April 2017 and has sought to stay their requirements; however, the rules remain in effect. Compliance with these or other new regulations could, among other things, require installation of new emission controls on some of EQM’s equipment, result in longer permitting timelines, and significantly increase EQM’s capital expenditures and operating costs, which could adversely impact EQM’s business. EQM tries to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. While EQM believes that it is in substantial compliance with existing environmental laws and regulations, there is no assurance that the current conditions will continue in the future.
Below is a discussion of several of the material environmental laws and regulations, as amended from time to time, that relate to EQM's business.
Hazardous Substances and Waste. CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include current and prior owners or operators of the site where a release of hazardous substances occurred and companies that transported, disposed or arranged for the transportation or disposal of the hazardous substances found at the site. Under CERCLA, these "responsible persons" may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. EQM generates materials in the course of its ordinary operations that are regulated as "hazardous substances" under CERCLA or similar state laws and, as a result, may be jointly and severally liable under CERCLA, or such laws, for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.
EQM also generates solid wastes, including hazardous wastes, which are subject to the requirements of RCRA, and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. In the ordinary course of EQM's operations, EQM generates wastes constituting solid waste and, in some instances, hazardous wastes. While certain petroleum production wastes are excluded from RCRA's hazardous waste regulations, it is possible that these wastes will in the future be designated as "hazardous wastes" and be subject to more rigorous and costly disposal requirements, which could have a material adverse effect on EQM's maintenance capital expenditures and operating expenses.
EQM owns, leases or operates properties where petroleum hydrocarbons are being or have been handled for many years. EQM has generally utilized operating and disposal practices that were standard in the industry at the time, although petroleum hydrocarbons or other wastes may have been disposed of or released on or under the properties owned, leased or operated by EQM, or on or under the other locations where these petroleum hydrocarbons and wastes have been transported for treatment or disposal. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and other wastes was not under EQM's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, EQM could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.
Air Emissions. The federal Clean Air Act and comparable state laws and regulations restrict the emission of air pollutants from various industrial sources, including EQM's compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that EQM obtain pre-approval for the construction or modification of certain projects or facilities, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. EQM's failure to comply with these requirements could subject it to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. EQM may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining permits and approvals for air emissions. Compliance with these requirements may require modifications to certain of EQM's operations, including the installation of new equipment to control emissions from EQM's compressors that could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact EQM's business.
Climate Change. Legislative and regulatory measures to address climate change and greenhouse gas (GHG) emissions are in various phases of discussion or implementation. The EPA regulates GHG emissions from new and modified facilities that are potential major sources of criteria pollutants under the Clean Air Act's Prevention of Significant Deterioration and Title V programs.
The U.S. Congress, along with federal and state agencies, have considered measures to reduce the emissions of GHGs. Legislation or regulation that restricts carbon emissions could increase EQM's cost of environmental compliance by requiring EQM to install new equipment to reduce emissions from larger facilities and/or purchase emission allowances. Climate change and GHG legislation or regulation could also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals with regard to existing and new facilities or impose additional monitoring and reporting requirements. For example, in October 2015, the EPA expanded the petroleum and natural gas system sources for which annual GHG emissions reporting would be required. Additionally, several states are pursuing similar measures to regulate emissions of GHGs from new and existing sources. If implemented, such restrictions may result in additional compliance obligations with respect to, or taxes on the release, capture and use of GHGs that could have an adverse effect on EQM's operations. Conversely, legislation or regulation that sets a price on or otherwise restricts carbon emissions could also benefit EQM by increasing demand for natural gas because the combustion of natural gas results in substantially fewer carbon emissions per Btu of heat generated than other fossil fuels such as coal. The effect on EQM of any new legislative or regulatory measures will depend on the particular provisions that are ultimately adopted.
Water Discharges. The federal Clean Water Act and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants or dredged and fill material into state waters as well as waters of the United States, including adjacent wetlands. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of permits issued by the EPA, the Army Corps of Engineers or an analogous state agency. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws. EQM believes that compliance with existing permits and foreseeable new permit requirements will not have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions to its unitholders.
National Environmental Policy Act. The construction of interstate natural gas transportation pipelines pursuant to the NGA requires authorization from the FERC. FERC actions are subject to the National Environmental Policy Act (NEPA). NEPA requires federal agencies, such as the FERC, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will either prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project or, if necessary, a more detailed Environmental Impact Statement that may be made available for public review and comment. Any proposed plans for future construction activities that require FERC authorization will be subject to the requirements of NEPA. This process has the potential to significantly delay or limit, and increase the cost of, development of midstream infrastructure.
Endangered Species Act. The federal Endangered Species Act (ESA) restricts activities that may adversely affect endangered and threatened species or their habitats. Federal agencies are required to ensure that any action authorized, funded or carried out by them is not likely to jeopardize the continued existence of listed species or modify their critical habitat. While some of EQM's facilities are located in areas that are designated as habitats for endangered or threatened species, EQM believes that it is in substantial compliance with the ESA. The designation of previously unprotected species as being endangered or threatened, or the designation of previously unprotected areas as a critical habitat for such species, could cause EQM to incur additional costs, result in delays in construction of pipelines and facilities, or cause EQM to become subject to operating restrictions in areas where the species are known to exist. For example, the U.S. Fish and Wildlife Service continues to receive hundreds of petitions to consider listing additional species as endangered or threatened and is being regularly sued or threatened with lawsuits to address these petitions. Some of these legal actions may result in the listing of species located in areas in which EQM operates.
Employee Health and Safety. EQM is subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (OSHA) and comparable state statutes, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community "right-to-know" regulations and comparable state laws and regulations require that information be maintained concerning hazardous materials used or produced in EQM's operations and that this information be provided to employees, state and local government authorities and citizens. EQM believes that it is in substantial compliance with all applicable laws and regulations relating to worker health and safety.
Seasonality
Weather impacts natural gas demand for power generation and heating purposes. Peak demand for natural gas typically occurs during the winter months as a result of the heating load.
Title to Properties and Rights-of-Way
EQM's real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for EQM's operations. Certain lands on which EQM's pipelines and facilities are located are owned by EQM in fee title, and it believes that it has satisfactory title to these lands. The remainder of the lands on which EQM's pipelines and facilities are located are held by EQM pursuant to surface leases or easements between EQM, as lessee or grantee, and the respective fee owners of the lands, as lessors or grantors. EQM has held, leased or owned many of these lands for many years without any material challenge known to EQM relating to the title to the land upon which the assets are located, and EQM believes that it has satisfactory leasehold estates, easement interests or fee ownership to such lands. EQM believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses, and EQM has no knowledge of any material challenge to its title to such assets or their underlying fee title.
There are, however, certain lands within EQM's storage pools as to which it may not currently have vested real property rights, some of which are subject to ongoing acquisition negotiations or condemnation proceedings. In accordance with EQM's FERC certificates, the geological formations within which its permitted storage facilities are located cannot be used by third parties in any way that would detrimentally affect its storage operations, and EQM has the power of eminent domain with respect to the acquisition of necessary real property rights to use such storage facilities.
Insurance
EQM generally shares insurance coverage with EQT. EQM reimburses EQT for the cost of the insurance pursuant to the terms of EQM's omnibus agreement with EQT. The insurance program includes excess liability insurance, auto liability insurance, workers' compensation insurance and property insurance. In addition, EQM has procured separate general liability and directors and officers liability policies. All insurance coverage is in amounts management believes to be reasonable and appropriate.
Facilities
EQT leases its corporate offices in Pittsburgh, Pennsylvania. Pursuant to the omnibus agreement with EQT, EQM pays a proportionate share of EQT's costs to lease the building.
Employees
EQM does not have any employees. EQM is managed by the directors and officers of the EQM General Partner. All executive management personnel of the EQM General Partner are officers of EQT and devote the portion of their time to EQM's business and affairs that is required to manage and conduct its operations. The daily business operations of EQM are conducted by employees of EQT and its subsidiaries. Under the terms of the omnibus agreement with EQT, EQM reimburses EQT for the provision of general and administrative services for its benefit, for direct expenses incurred by EQT on EQM's behalf and for expenses allocated to EQM as a result of it being a public entity. Additionally, EQM has a secondment agreement with EQT whereby EQT and its subsidiaries provide seconded employees to perform certain operating and other services with respect to EQM’s business. Prior to the secondment agreement, EQM had an operation and management services agreement with EQT whereby EQT and its subsidiaries provided certain operational and management services with respect to EQM's business.

Availability of Reports
EQM makes certain filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments and exhibits to those reports, available free of charge through its website, http://www.eqtmidstreampartners.com, as soon as reasonably practicable after the date they are filed with, or furnished to, the SEC.  The filings are also available at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or by calling 1-800-SEC-0330.  These filings are also available on the internet at http://www.sec.gov.
Composition of Segment Operating Revenues
Presented below are operating revenues by segment as a percentage of total operating revenues of EQM.

	For the year ended December 31,
	2017	2016	2015
Gathering operating revenues	56%	54%	53%
Transmission operating revenues	44%	46%	47%
Financial Information about Segments
See Note 4 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for financial information by business segment including, but not limited to, revenues from external customers, operating income and total assets, which information is incorporated herein by reference.
Jurisdiction and Year of Formation
EQT Midstream Partners, LP is a Delaware limited partnership formed in January 2012.
Financial Information about Geographic Areas
All of EQM's assets and operations are located in the continental United States.